Exhibit 99.1

For More Information Contact:

Tim Dodd

President and CEO

(701) 652-2855

Dakota Growers Pasta Company Authorizes Dividend

For Immediate Release

Carrington, ND (November 25, 2009) — The Board of Directors of Dakota Growers Pasta Company, Inc. has authorized the payment of non-periodic dividends of $0.62 per share on its Common Stock, $0.62 per share on its Series F Convertible Preferred Stock and $0.01 per share on its Series D Delivery Preferred Stock, payable on January 5, 2010 to shareholders of record as of December 4, 2009.

The Company continued its positive earnings trend, posting record net income of $17.7 million, or $1.70 per basic common share, for the year ended July 31, 2009, versus $9.3 million, or $0.88 per basic common share, in fiscal year 2008.

Dakota Growers Pasta Company, Inc., headquartered in Carrington, North Dakota, is the third largest manufacturer and marketer of dry pasta products in North America and the manufacturer and distributor of Dreamfields® Healthy Carb Living Pasta.  Dreamfields pasta is an excellent source of fiber, has five grams of digestible carbohydrates and a 65% lower glycemic index than regular pasta.

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The information contained in this press release contains forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the Company’s periodic filings with the Securities and Exchange Commission, available at www.sec.gov.